EXHIBIT 99.1

For immediate release.	Contact:	John Van Blaricum
913.307.1017

Mediware Chief Financial Officer Steps Down to
Pursue New Opportunity

Mark Williams resigns after nearly six years of service at the Lenexa-based software company

LENEXA, KS, OCTOBER 9, 2009 - Mediware Information Systems Inc. (Nasdaq: MEDW) announced that Mark Williams will step down as chief financial officer of the company effective on November 4, 2009.  Following his resignation as Mediware CFO, Mr. Williams will provide consulting services to the Company on an as needed basis through the filing of the Company’s Form 10-Q for the fiscal quarter ended December 31, 2009.

Mr. Williams joined Mediware as its controller in 2004 and became the Company’s chief financial officer in 2006.  Mr. Williams leaves the Company to pursue a new business opportunity.

"I regret to announce Mark’s departure,” said Thomas Mann, Mediware’s president and chief executive officer. “He has been a tremendous asset and has done an exceptional job of positioning the Company for continued growth. We wish him the best as he moves on to his next challenge."

A national search for Mr. Williams’ replacement is being conducted.  In the interim, Robert Watkins, 49, Mediware’s Controller since October 2008, has agreed to serve as the Company’s principal financial and accounting officer.  Prior to joining the Company, Mr. Watkins, a CPA, held a number of financial positions at public companies, including as the Controller and Director of Financial reporting at Titan Machinery Inc. from January 2005 through September 2008 and as the Controller of National Agriservices, Inc. from 2002 through January 2005.

About Mediware
Mediware delivers interoperable best of breed software systems that integrate with electronic medical records to improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2009, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.